Exhibit 10(gg)(3)

AMENDMENTS TO THE

GLOBAL PENSION PLAN

1. Effective December 1, 2005, Section 4.1 is deleted in its entirety and restated as follows:

4.1 The amount of Benefit Credits and Earnings Credits in a Participant’s account will be distributed to the Participant as soon as administratively practicable following the date the Participant’s Continuous Service terminates. Notwithstanding the foregoing, to the extent a Participant is a Key Employee, any distribution to the Participant, will be delayed until the first day of the seventh month following the date that the distribution would otherwise have begun. Other than Earnings Credits, no other Credits will be applied to the Participant’s account during that time. “Key Employee” means a Key Employee as defined in Section 409A of the Internal Revenue Code, or pursuant to any regulations promulgated thereunder, for whom a distribution of Plan benefits is required to be delayed.

2. In all other respects, the Plan is ratified and confirmed.